EXECUTION VERSION

GUARANTY
GUARANTY, dated as of March 15, 2019 (this “Guaranty”), made by BENEFIT STREET PARTNERS REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Guarantor”), for the benefit of BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales (“Purchaser”).
W I T N E S E T H :
WHEREAS, Purchaser, BSPRT BB Float, LLC, a Delaware limited liability company (“Floating Rate Seller”) and BSPRT BB Fixed, LLC, a Delaware limited liability company (“Fixed Rate Seller” and, together with Floating Rate Seller, each a “Seller” and collectively, “Sellers”), are parties to that certain Master Repurchase Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”);
WHEREAS, Guarantor indirectly owns one hundred percent (100%) of the Capital Stock of each Seller;
WHEREAS, Guarantor will benefit, directly and indirectly, from the execution, delivery and performance by each Seller of the Transaction Documents, and the transactions contemplated by the Transaction Documents;
WHEREAS, it is a condition precedent to the initial funding under the Master Repurchase Agreement that Guarantor execute and deliver this Guaranty for the benefit of Purchaser and Purchaser is unwilling to enter into the Master Repurchase Agreement or the other Transaction Documents or the transactions contemplated thereby without the benefit of this Guaranty; and
NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and to induce Purchaser to enter into the Master Repurchase Agreement and the other Transaction Documents, Guarantor hereby agrees as follows:
ARTICLE I.
DEFINITIONS; INTERPRETATION
(a)    Each of the definitions set forth on Exhibit A hereto are, solely for the purposes of Article V(k) hereof, hereby incorporated herein by reference. Unless otherwise defined herein, terms defined in the Master Repurchase Agreement and used herein shall have the meanings given to them in the Master Repurchase Agreement.
(b)    The following term shall have the meanings set forth below:
“Guaranteed Obligations” shall mean (i) all obligations and liabilities of any Seller to Purchaser, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, or whether for payment or for performance (including, without limitation, Purchase Price Differential accruing after the Repurchase Date for any Transaction and Purchase Price Differential accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Seller, whether or not a claim for post filing or post-petition interest is allowed in such proceeding), which arise under, or out of or in connection with the Master Repurchase Agreement, this Guaranty and any other Transaction Documents, whether on account of the Repurchase Price for the Purchased Assets, Purchase Price Differential, reimbursement obligations, fees, indemnities, costs or expenses (including, without limitation, all fees and disbursements of outside counsel to Purchaser) (in each case that are required to be paid by any Seller pursuant to the terms of such documents), all “claims” (as defined in Section 101 of the Bankruptcy Code) of Purchaser against any Seller or otherwise and (ii) all actual out-of-pocket court costs, enforcement costs and legal and other expenses (including reasonable attorneys’ fees and disbursements of outside counsel) that are incurred by Purchaser in the enforcement of any provision of the Transaction Documents, including, but not limited to, this Guaranty.
(c)    The terms defined in this Guaranty have the meanings assigned to them in this Guaranty and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender. All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Guaranty unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty. The term “include” or “including” shall mean without limitation by reason of enumeration. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.
ARTICLE II.
NATURE AND SCOPE OF GUARANTY
(a)    Guaranty of Obligations. Subject to the terms hereof, Guarantor hereby irrevocably and unconditionally guarantees and promises to Purchaser and its successors, endorsees, transferees and assigns as a primary obligor the prompt and complete payment and performance by any Seller of the Guaranteed Obligations as and when the same shall be due and payable (whether at the stated maturity, by acceleration or otherwise); provided, however, that with respect to any Purchased Asset, this Guaranty shall cease to apply to any Guaranteed Obligations relating to such Purchased Asset which first arise following the date on which Purchaser has exercised final remedies with respect to such Purchased Asset under Article 14(b)(ii)(D) of the Master Repurchase Agreement (provided that Guarantor shall remain liable as provided herein for any and all of the Guaranteed Obligations that became due and payable with respect to such Purchased Asset on or prior to such date and with respect to all other Purchased Assets for which Purchaser has not exercised final remedies under Article 14(b)(ii)(D) of the Repurchase Agreement).
(b)    Nature of Guaranty. This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor. This Guaranty may be enforced by Purchaser and any successor, endorsee, transferee or assignee of Purchaser permitted under the Master Repurchase Agreement and shall not be discharged by such permitted assignment or negotiation of all or part thereof.
(c)    Satisfaction of Guaranteed Obligations. Guarantor shall satisfy its obligations hereunder without demand, presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity or any other notice whatsoever, other than any notice to Seller expressly required by the Master Repurchase Agreement or any other Transaction Document. The obligations of Guarantor hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of any Seller, or any other party, against Purchaser or against the payment of the Guaranteed Obligations, other than the payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with such Guaranteed Obligations or otherwise.
(d)    No Duty to Pursue Others. It shall not be necessary for Purchaser (and Guarantor hereby waives any rights which Guarantor may have to require Purchaser), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against any Seller or others liable on the Guaranteed Obligations or any other person, (ii) enforce or exhaust Purchaser’s rights against any collateral which shall ever have been given to secure the Guaranteed Obligations, (iii) join any Seller or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty or (iv) resort to any other means of obtaining payment of the Guaranteed Obligations. Purchaser shall not be entitled to actually receive payment of the same amounts from both a Seller and Guarantor. Purchaser shall not be required to mitigate damages or take any other action to collect or enforce the Guaranteed Obligations.
(e)    Waivers. Guarantor agrees to the provisions of the Transaction Documents, and hereby waives notice of (i) any loans or advances made by Purchaser to any Seller or the purchase of any Purchased Asset by Purchaser from any Seller, (ii) acceptance of this Guaranty, (iii) any amendment or extension of the Master Repurchase Agreement or of any other Transaction Documents, (iv) the execution and delivery by any Seller and Purchaser of any other agreement or of any Seller’s execution and delivery of any other documents arising under the Transaction Documents or in connection with the Guaranteed Obligations, (v) the occurrence of any breach by any Seller or an Event of Default under the Transaction Documents, (vi) Purchaser’s transfer or disposition of the Transaction Documents, or any part thereof, in accordance with the terms and conditions of the Transaction Documents, (vii) subject to the proviso to Article II(a), sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (viii) protest, proof of non-payment or default by any Seller, (ix) any other action at any time taken or omitted by Purchaser and (x) all other demands and notices of every kind in connection with this Guaranty, the Transaction Documents and any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations; provided, however, that the foregoing shall not constitute a waiver by Guarantor of any notice that Purchaser is expressly required to provide to Seller or Guarantor pursuant to the Transaction Documents.
(f)    Payment of Expenses. In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, within ten (10) Business Days after demand by Purchaser, pay Purchaser all actual out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) actually incurred by Purchaser in the enforcement hereof or the preservation of Purchaser’s rights hereunder. The covenant contained in this Article II(f) shall survive the payment and performance of the Guaranteed Obligations.
(g)    Effect of Bankruptcy. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, Purchaser must rescind or restore any payment, or any part thereof, received by Purchaser in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Purchaser shall be without effect, and this Guaranty shall remain in full force and effect. It is the intention of each Seller and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by each Seller’s or Guarantor’s payment and performance of the Guaranteed Obligations which is not so rescinded or Guarantor’s performance of such obligations and then only to the extent of such performance.
(h)    Deferral of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby unconditionally and irrevocably defers any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating Guarantor to the rights of Purchaser), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Seller or any other party liable for payment of any or all of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty until payment in full of the Guaranteed Obligations (other than those Repurchase Obligations (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of the Master Repurchase Agreement, unless Purchaser determines, in its reasonable discretion, that any such obligations are likely to arise) and termination of the Master Repurchase Agreement. Guarantor hereby subordinates all of its subrogation rights against Seller arising from payments made under this Guaranty to the full payment of the Guaranteed Obligations due Purchaser for a period of ninety-one (91) days following the final payment of the last of all of the Guaranteed Obligations and termination of the Master Repurchase Agreement. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations (other than those Repurchase Obligations (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of the Master Repurchase Agreement, unless Purchaser determines, in its reasonable discretion, that any such obligations are likely to arise) shall not have been paid in full, such amount shall be held by Guarantor in trust for Purchaser, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Purchaser in the exact form received by Guarantor (duly indorsed by Guarantor to Purchaser, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as Purchaser may determine.
(i)    Seller. The term “Seller” as used herein shall include any new or successor corporation, limited liability company, association, partnership (general or limited), joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of any Seller or any interest in any Seller.

ARTICLE III.
EVENTS AND CIRCUMSTANCES NOT REDUCING
OR DISCHARGING GUARANTOR’S OBLIGATIONS
Guarantor hereby consents and agrees to each of the following, and agrees that Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, except to the extent required by the terms hereof, and waives any common law, equitable, statutory or other rights (including without limitation, except to the extent required by the terms hereof or any other Transaction Document, rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:
(a)    Modifications. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Master Repurchase Agreement, the other Transaction Documents (other than this Guaranty), or any other document, instrument, contract or understanding between any Seller and Purchaser, or any other parties, pertaining to the Guaranteed Obligations.
(b)    Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Purchaser to any Seller.
(c)    Condition of any Seller or Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any Seller, Guarantor or any other party at any time liable for the payment of all or part of the Guaranteed Obligations or any dissolution of any Seller or Guarantor, or any sale, lease or transfer of any or all of the assets of any Seller or Guarantor, or any changes in the shareholders, partners or members of any Seller or Guarantor; or any reorganization of any Seller or Guarantor.
(d)    Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability against any Seller of all or any part of the Master Repurchase Agreement or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including without limitation the fact that (i) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (ii) the officers or representatives executing the Master Repurchase Agreement or the other Transaction Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (iii) such Seller has valid defenses (other than payment of the Guaranteed Obligations), claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from such Seller, (iv) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable or (v) the Master Repurchase Agreement, or any of the other Transaction Documents have been forged by any Person other than Purchaser or any of its Affiliates or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether any Seller or any other person is found not liable on the Guaranteed Obligations or any part thereof for any reason (other than by reason of a defense of payment or performance of the Guaranteed Obligations).
(e)    Release of Obligors. Any full or partial release of the liability of any Seller on the Guaranteed Obligations, or any part thereof, or of any co-guarantors, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other party, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement, as between Purchaser and Guarantor, that other parties will be liable to pay or perform the Guaranteed Obligations, or that Purchaser will look to other parties to pay or perform the obligations of any Seller under the Master Repurchase Agreement or the other Transaction Documents.
(f)    Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.
(g)    Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) by any party other than Purchaser or any of its Affiliates of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.
(h)    Care and Diligence. Except to the extent the same shall result from the gross negligence, willful misconduct or bad faith of Purchaser or its Affiliates, the failure of Purchaser or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security, including but not limited to any neglect, delay, omission, failure or refusal of Purchaser (i) to take or prosecute any action for the collection of any of the Guaranteed Obligations or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.
(i)    Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Guaranteed Obligations.
(j)    Offset. The liabilities and obligations of Guarantor to Purchaser hereunder shall not be reduced, discharged or released because of or by reason of any existing or future right of offset, claim or defense (other than payment of the Guaranteed Obligations) of any Seller against Purchaser, or any other party, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations).
(k)    Merger. The reorganization, merger or consolidation of any Seller into or with any other corporation or entity.
(l)    Preference. Any payment by any Seller to Purchaser is held to constitute a preference under bankruptcy laws, or for any reason Purchaser is required to refund such payment or pay such amount to such Seller or someone else.
(m)    Other Actions Taken or Omitted. Except to the extent the same shall result from the gross negligence, willful misconduct or bad faith of Purchaser or its Affiliates, any other action taken or omitted to be taken with respect to the Transaction Documents, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
To induce Purchaser to enter into the Transaction Documents, Guarantor represents and warrants to Purchaser as of the Closing Date as follows:
(a)    Benefit. Guarantor has received, or will receive, direct or indirect benefit from the execution, delivery and performance by Sellers of the Transaction Documents, and the transactions contemplated therein.
(b)    Familiarity and Reliance. Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of each Seller and is familiar with the value of any and all collateral intended to be pledged as security for the payment of the Guaranteed Obligations; however, as between Purchaser and Guarantor, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.
(c)    No Representation by Purchaser. Neither Purchaser nor any other party on Purchaser’s behalf has made any representation, warranty or statement to Guarantor in order to induce Guarantor to execute this Guaranty.
(d)    Organization. Guarantor (i) is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of its formation, (ii) has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted and (iii) has the power to execute, deliver, and perform its obligations under this Guaranty.
(e)    Authority. Guarantor is duly authorized to execute and deliver this Guaranty and to perform its obligations under this Guaranty, and has taken all necessary action to authorize such execution, delivery and performance, and the person signing this Guaranty on its behalf is duly authorized to do so on its behalf.
(f)    Due Execution and Delivery; Consideration. This Guaranty has been duly executed and delivered by Guarantor, for good and valuable consideration.
(g)    Enforceability. This Guaranty is a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.
(h)    Approvals and Consents. No consent, approval or other action of, or filing by, Guarantor with any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Guaranty (other than consents, approvals and filings that have been obtained or made, as applicable, and any such consents, approvals and filings that have been obtained are in full force and effect).
(i)    Licenses and Permits. Guarantor is duly licensed, qualified and in good standing (to the extent such concept exists in such jurisdiction) in every jurisdiction where such licensing, qualification or standing is necessary, and has all licenses, permits and other consents that are necessary, for (i) the transaction of Guarantor’s business and ownership of Guarantor’s properties and (ii) the performance of its obligations under this Guaranty, except in the case of the foregoing clause (i), where the failure to be so licensed, qualified or be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
(j)    Non-Contravention. Neither the execution and delivery of this Guaranty, nor consummation by Guarantor of the transactions contemplated by this Guaranty, nor compliance by Guarantor with the terms, conditions and provisions of this Guaranty will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Guarantor, (ii) any agreement by which Guarantor is bound or to which any assets of Guarantor are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of the assets of Guarantor, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Guarantor, or (iv) any Requirement of Law.
(k)    Litigation/Proceedings. There is no action, suit, proceeding, investigation of which Guarantor has Knowledge, or arbitration pending or, to the Knowledge of Guarantor, threatened in writing against Guarantor, or any of its Affiliates or assets that (i) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby or thereby, (ii) makes a claim in an aggregate amount greater than the applicable Litigation Threshold or (iii) which, in the aggregate, could be reasonably likely to have a Material Adverse Effect.
(l)    No Outstanding Judgments. Except as otherwise disclosed in writing to Purchaser, there are no judgments against Guarantor unsatisfied of record or docketed in any court located in the United States of America which, in the aggregate (x) require the payment of money in an amount at least equal to the applicable Litigation Threshold or (y) could be reasonably likely to have a Material Adverse Effect.
(m)    Compliance with Law. Guarantor is in compliance in all material respects with all Requirements of Law. Guarantor is not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority which default, in the aggregate (x) is with respect to any amount at least equal to the applicable Litigation Threshold or (y) could be reasonably likely to have a Material Adverse Effect.
(n)    Solvency. Guarantor has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Guarantor is generally able to pay, and is paying, its debts as they come due. As of the date hereof, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor is, and will be, solvent, and has, and will have, assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities fairly estimated) and debts, and has, and will have, property and assets sufficient to satisfy and repay its obligations and liabilities, as and when the same become due.
All representations and warranties made by Guarantor herein shall survive until payment in full of the Guaranteed Obligations (other than those Repurchase Obligations (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of the Master Repurchase Agreement) and termination of the Master Repurchase Agreement.
ARTICLE V.
COVENANTS OF GUARANTOR
Guarantor covenants and agrees with Purchaser that, until payment in full of all Guaranteed Obligations (other than those Repurchase Obligations (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of the Master Repurchase Agreement) and termination of the Master Repurchase Agreement:
(a)    Guarantor Notices.
(i)    [Reserved].
(ii)    Other Defaults. Guarantor shall promptly, and in any event within three (3) Business Days after obtaining Knowledge thereof, notify Purchaser of any default or event of default (or similar event) on the part of Guarantor under any Indebtedness or other material contractual obligations of Guarantor in an amount that is, in the aggregate, greater than the Default Threshold.
(iii)    Litigation and Judgments. Guarantor shall promptly (and in any event not later than three (3) Business Days after obtaining Knowledge thereof) notify Purchaser of the commencement or threat of, settlement of, or judgment in, any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceeding involving Guarantor or any of its Affiliates or assets which (A) questions or challenges the validity or enforceability of this Guaranty or any action to be taken in connection with the transaction contemplated hereby, (B) makes a claim against Guarantor in an aggregate amount greater than the applicable Litigation Threshold or (C) in the aggregate, could be reasonably likely to have a Material Adverse Effect.
(iv)    Corporate Change. Guarantor shall not change its jurisdiction of organization unless it shall have provided Purchaser at least fifteen (15) Business Days’ prior written notice of such change.
(b)    Reporting. Guarantor shall deliver (or cause to be delivered) to Purchaser all financial information and certificates with respect to Guarantor that are required to be delivered pursuant to Article 12(b) of the Master Repurchase Agreement, within the time frames set forth therein.
(c)    Preservation of Existence; Licenses. Guarantor shall at all times maintain and preserve its legal existence and all of the rights, privileges, licenses, permits and franchises necessary for the operation of its business and for its performance under this Guaranty, except where failure to comply could not be reasonably likely to have a Material Adverse Effect.
(d)    Compliance with Obligations. Guarantor shall at all times comply (i) with its organizational documents, (ii) in all material respects with any agreements by which it is bound or to which its assets are subject and (iii) in all material respects with any applicable Requirement of Law.
(e)    Books of Record and Accounts. Guarantor shall at all times keep proper books of records and accounts in which full, true and correct entries (in all material respects) shall be made of its transactions fairly in accordance with GAAP, consistently applied, and set aside on its books from its earnings for each Fiscal Year all such proper reserves in accordance with GAAP, consistently applied.
(f)    Taxes and Other Charges. Guarantor shall timely file all material income, franchise and other tax returns required to be filed by it (taking into account all applicable extensions) and shall pay and discharge all material taxes, levies, assessments and other charges imposed on it, on its income or profits, on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which (i) is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP, or (ii) is de minimis in amount.
(g)    Due Diligence. Guarantor shall permit Purchaser to conduct continuing due diligence in accordance with Article 28 of the Master Repurchase Agreement.
(h)    No Change of Control. Guarantor shall not, without the prior consent of Purchaser, permit a Change of Control to occur.
(i)    Limitation on Distributions. After the occurrence and during the continuation of any Event of Default or the breach of any of the financial covenants set forth in Article V(k) below on a pro forma basis, Guarantor shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Guarantor (each, a “Distribution”), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor unless, before and after giving effect to such Distribution Guarantor shall be in compliance with the covenants set forth in Article V(k).
(j)    Voluntary or Collusive Filing. Guarantor shall not voluntarily file a case, or join or collude with any Person in the filing of an involuntary case, in respect of any Seller under the Bankruptcy Code.
(k)    Financial Covenants. Guarantor shall at all times until the Guaranteed Obligations (other than those Repurchase Obligations (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of the Master Repurchase Agreement) have been paid in full, satisfy the following financial covenants, as determined on a consolidated basis in accordance with GAAP, consistently applied:
(i)    Minimum Fixed Charge Coverage Ratio. Guarantor shall at all times maintain a ratio of (x) Guarantor’s EBITDA for any period of four consecutive fiscal quarters of Guarantor to (y) Guarantor’s Fixed Charges during such period of no less than 1.75:1.00 as determined as soon as practicable after the end of each fiscal quarter, but in no event later than 45 days after the last day of the applicable fiscal quarter.
(ii)    Minimum Tangible Net Worth. Guarantor’s Tangible Net Worth as of the last day of any fiscal quarter of Guarantor shall not fall below the sum of (x) $450,000,000 plus (y) 75% of the net cash proceeds of any equity issuance or sale of Capital Stock by Guarantor that occurs after the Closing Date.
(iii)    Minimum Cash Liquidity. Guarantor’s Cash Liquidity as of the last day of any fiscal quarter of Guarantor shall not be less than the greater of (x) $10,000,000 and (y) 5% of Guarantor’s Recourse Indebtedness.
(iv)    Maximum Debt to Equity. Guarantor shall at all times maintain a ratio of (x) Guarantor’s Total Indebtedness as of the last day of any fiscal quarter of Guarantor to (y) Guarantor’s Shareholder’s Equity as of such date of no greater than 3.00:1.00 as determined as soon as practicable after the end of each fiscal quarter, but in no event later than 45 days after the last day of the applicable fiscal quarter.
Notwithstanding anything to the contrary therein or elsewhere, in the event that Guarantor or any of its Affiliates has entered into or shall enter into or amend any other credit, lending or financing facility for commercial and multifamily real estate assets which are substantially similar to the Eligible Assets or the Eligible Assets (as defined in that certain Credit Agreement, dated as of September 19, 2017, among BSPRT BB Loan, LLC and BSPRT Finance Sub-Lender II, LLC (as borrowers), Benefit Street Partners Realty Trust, Inc. (as guarantor), the several banks and other financial institutions or entities from time to time parties thereto, Purchaser (as arranger) and Purchaser (as administrative agent)) (each as in effect after giving effect to all amendments thereof, a “Third Party Agreement”) and such Third Party Agreement contains any financial covenant as to Guarantor for which there is no corresponding financial covenant in this Guaranty at the time such financial covenant becomes effective (each an “Additional Financial Covenant”), or contains a financial covenant that corresponds to a financial covenant in this Guaranty and such financial covenant is more restrictive than the corresponding financial covenant in this Guaranty as in effect at the time such financial covenant becomes effective (each, a “More Restrictive Financial Covenant” and together with each Additional Financial Covenant, each an “MFN Covenant”), then the financial covenants contained in this Guaranty shall automatically be deemed to be modified to reflect such MFN Covenant (whether through amendment of an existing financial covenant contained in this Guaranty (including, if applicable, related definitions) or the inclusion of an additional financial covenant (including, if applicable, related definitions), as applicable); provided, however, that in no event will the foregoing cause the financial covenants of Guarantor to be any less restrictive than the financial covenants expressly set forth in this Guaranty. Guarantor shall, not later than five (5) Business Days after an MFN Covenant becomes effective, notify Purchaser of the effectiveness of such MFN Covenant. Promptly upon request by Purchaser, Guarantor shall execute such amendments or supplements to this Guaranty as Purchaser may reasonably require to evidence any MFN Covenants and otherwise carry out the intent and purposes of this paragraph. If any Third Party Agreement that contained any MFN Covenant terminates and is no longer binding upon Guarantor or its Affiliates and no other Third Party Agreement contains such MFN Covenant, then Guarantor may deliver a written request to Purchaser to enter into an amendment to this Guaranty in order to reflect less restrictive financial covenants which are mutually agreed upon by Guarantor and Purchaser, which request may be granted or denied by Purchaser in its sole discretion.
ARTICLE VI.
MISCELLANEOUS
(a)    Waiver. No failure to exercise, and no delay in exercising, on the part of Purchaser, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Purchaser hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing signed by Purchaser and Guarantor and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand (except to the extent such a notice or demand is required by the terms hereof).
(b)    Set-Off. Purchaser and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to Guarantor (but, to the extent such notice is not prohibited by applicable law as determined by Purchaser in its commercially reasonable discretion, with prompt notice to the Guarantor following any set-off, provided that failure to deliver such notice shall not affect the validity of any set-off by Purchaser pursuant to the Transaction Documents), to set-off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Purchaser or any such Affiliate to or for the credit or the account of Guarantor against any and all of the obligations of Guarantor now or hereafter existing under this Guaranty or any other Transaction Document to Purchaser or any of its Affiliates, irrespective of whether or not Purchaser or any such Affiliate shall have made any demand under this Guaranty or any other Transaction Document and although such obligations of Guarantor may be contingent or unmatured or are owed to a branch or office of Purchaser or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of Purchaser and its Affiliates under this Article VI(b) are in addition to other rights and remedies (including other rights of setoff) that they may have.
(c)    Notices. Unless otherwise provided in this Guaranty, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (i) hand delivery, with proof of delivery, (ii) certified or registered United States mail, postage prepaid, (iii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, or (iv) by electronic mail, provided that such electronic mail notice must also be delivered by one of the means set forth in (i), (ii) or (iii) above unless the sender of such communication receives a verbal or electronic confirmation acknowledging receipt thereof (for the avoidance of doubt, any automatically generated email or any similar automatic response shall not constitute confirmation), in the case of notice to the Purchaser, to the address specified to Exhibit 1 to the Master Repurchase Agreement, and, in the case of notice to Guarantor to the address specified below or to such other address and person as shall be designated from time to time by Guarantor or Purchaser, as the case may be, in a written notice to the other in the manner provided for in this Article VI(c). A notice shall be deemed to have been given: (x) in the case of hand delivery, at the time of delivery, if on a Business Day, and otherwise on the next occurring Business Day, (y) in the case of registered or certified mail or expedited prepaid delivery, when delivered, if on a Business Day, and otherwise on the next occurring Business Day, or upon the first attempted delivery on a Business Day or (z) in the case of electronic mail, upon receipt of a verbal or electronic confirmation acknowledging receipt thereof (for the avoidance of doubt, any automatically generated email or any similar automatic response shall not constitute confirmation). A party receiving a notice that does not comply with the technical requirements for notice under this Article VI(c) may elect to waive any deficiencies and treat the notice as having been properly given.

Guarantor:
Benefit Street Partners Realty Operating Partnership, L.P.
c/o Benefit Street Partners Realty Trust, Inc.
142 West 57th Street, 12th Floor
New York, NY 10019
Attention: Micah Goodman, Esq.
Telephone: (212) 588-6982
Email: m.goodman@benefitstreetpartners.com

with copies to:	Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036-8704 Attention: David C. Djaha, Esq. Telephone: (212) 841-0489 Email: David.Djaha@ropesgray.com
(d)    GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
(e)    SUBMISSION TO JURISDICTION; WAIVERS.
(i)    Guarantor and Purchaser each irrevocably and unconditionally (A) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty, the Master Repurchase Agreement or any Transaction under the Master Repurchase Agreement and (B) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.
(ii)    To the extent that Guarantor or Purchaser has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, Guarantor or Purchaser, as applicable, hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty, the Master Repurchase Agreement or any Transaction under the Master Repurchase Agreement.
(iii)    Guarantor and Purchaser each hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consents to the service of any summons and complaint and any other process by the mailing of copies of such process to it at its address specified herein. Guarantor and Purchaser each hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article VI(e) shall affect the right of Purchaser to serve legal process in any other manner permitted by law or affect the rights of Purchaser to bring any enforcement action or proceeding against any property of Guarantor located in other jurisdictions in the courts of such other jurisdictions to the extent required by the laws of such other jurisdictions, and nothing in this Article VI(e) shall affect the right of Guarantor to serve legal process in any other manner permitted by law.
(iv)    EACH OF GUARANTOR AND PURCHASER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.
(f)    Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.
(g)    Amendments. This Guaranty may be amended only by an instrument in writing executed by Guarantor and Purchaser.
(h)    Parties Bound; Assignment; Joint and Several. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that Guarantor may not, without the prior written consent of Purchaser, assign any of its rights, powers, duties or obligations hereunder. If Guarantor consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several. Purchaser may assign or transfer its rights under this Guaranty in accordance with the transfer of assignment provisions of the Master Repurchase Agreement.
(i)    Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation or construction of this Guaranty.
(j)    Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.
(k)    Rights and Remedies. If Guarantor becomes liable for any indebtedness owing by any Seller to Purchaser, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Purchaser hereunder shall be cumulative of any and all other rights that Purchaser may ever have against Guarantor. The exercise by Purchaser of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.
(l)    Entirety. This Guaranty embodies the final, entire agreement of Guarantor and Purchaser with respect to Guarantor’s guaranty of the Guaranteed Obligations and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof. This Guaranty is intended by Guarantor and Purchaser as a final and complete expression of the terms of the guaranty, and no course of dealing between Guarantor and Purchaser, no course of performance, no trade practices, and no evidence of prior, contemporaneous or subsequent oral agreements or discussions or other extrinsic evidence of any nature shall be used to contradict, vary, supplement or modify any term of this Guaranty. There are no oral agreements between Guarantor and Purchaser relating to the subject matter hereof.
(m)    Intent. Guarantor acknowledges and intends (i) that this Guaranty constitute a “securities contract” as that term is defined in Section 741(7)(A)(xi) of the Bankruptcy Code to the extent of damages as measured in accordance with Section 562 of the Bankruptcy Code and (ii) that this Guaranty constitutes a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code to the extent of damages as measured in accordance with Section 562 of the Bankruptcy Code.
[SIGNATURE ON NEXT PAGE]
IN WITNESS WHEREOF, the undersigned executed this Guaranty as of the day first written above.
BENEFIT STREET PARTNERS REALTY OPERATING PARTNERSHIP, L.P., as Guarantor

By:	/s/ Micah Goodman Name: Micah Goodman Title: Authorized Signatory

EXHIBIT A
FINANCIAL COVENANT DEFINITIONS
“Available Borrowing Capacity” shall mean with respect to any Person, on any date of determination, the total unrestricted borrowing capacity which may be drawn (taking into account required reserves and discounts) upon by such Person or its Subsidiaries, at such Person’s or its Subsidiaries’ sole discretion, under committed credit facilities or repurchase agreements which provide financing to such Person or its Subsidiaries.
“Cash Equivalents” shall mean as of any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States and (b) time deposits, certificates of deposit, money market accounts or banker’s acceptances of any investment grade rated commercial bank, in each case maturing within 30 days after such date.
“Cash Liquidity” shall mean with respect to any Person, on any date of determination, the sum of (i) unrestricted cash, plus (ii) Available Borrowing Capacity, plus (iii) Cash Equivalents.
“Consolidated Net Income” shall mean with respect to any person, for any period, the amount of consolidated net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Consolidated Subsidiaries” shall mean, with respect to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes under GAAP.
“EBITDA” shall mean with respect to any Person, for any period, such Person’s Consolidated Net Income, excluding the effects of such Person’s and its Subsidiaries’ interest expense with respect to Indebtedness, taxes, depreciation, amortization, asset write-ups or impairment charges, provisions for loan losses, and changes in mark-to-market value(s) (both gains and losses) of financial instruments and noncash compensation expenses, all determined on a consolidated basis in accordance with GAAP.
“Fixed Charges” shall mean with respect to any Person, for any period, the amount of interest paid in cash with respect to Indebtedness as shown on such Person’s consolidated statement of cash flow in accordance with GAAP as offset by the amount of receipts pursuant to net receive interest rate swap agreements of such Person and its consolidated Subsidiaries during the applicable period.
“Non-Recourse Indebtedness” shall mean any Indebtedness other than Recourse Indebtedness.
“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
“Recourse Indebtedness” shall mean, for any period with respect to any Person, without duplication, the Total Indebtedness of such Person during such period for which such Person (or any of its Consolidated Subsidiaries) is directly responsible or liable as obligor or guarantor (excluding (i) convertible debt notes and other Indebtedness not subject to margin calls, (ii) recourse Indebtedness (x) arising by reason of customary recourse carve-outs under a non-recourse instrument, including, but not limited to, fraud, misappropriation and misapplication, and environmental indemnities or (y) the maturity date for which (without giving effect to any extensions) occurs more than one (1) year from the last day of such period, and (iii) any recourse obligations (including guarantee obligations) of such Person (or any of its Consolidated Subsidiaries) in connection with the issuance of, and obligations under, the securities or related instruments or certificates in a collateralized debt obligation), less the amount of any nonspecific balance sheet reserves maintained in accordance with GAAP.
“Shareholder’s Equity” shall mean with respect to any Person, on any date of determination, all amounts which would be included under capital or shareholder’s equity (or any like caption) on a consolidated balance sheet of such Person pursuant to GAAP.
“Tangible Net Worth” shall mean with respect to any Person, on any date of determination, all amounts which would be included under capital or shareholder’s equity (or any like caption) on a balance sheet of such Person pursuant to GAAP, minus (a) amounts owing to such Person from any affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any affiliate thereof, (b) intangible assets, and (c) prepaid taxes and/or expenses, all on or as of such date.
“Total Indebtedness” shall mean with respect to any Person, on any date of determination, all Indebtedness of such Person (other than contingent liabilities not reflected on such Person’s consolidated balance sheet), plus the proportionate share of all Indebtedness (other than contingent liabilities not reflected on such Person’s consolidated balance sheet) of all non-consolidated affiliates of such Person, on or as of such date of determination less the amount of Non-Recourse Indebtedness owing by such Person pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or other similar securitization.

25183596.8.BUSINESS